SCHEDULE A

Item 5.	Interest in Securities of the Issuer

The following sets forth, as of the date of this Schedule 13D, the aggregate number of shares of Common Stock and percentage of shares of Common Stock beneficially owned by each of the Reporting Persons, as well as the number of shares of Common Stock as to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose of or to direct the disposition of, or shared power to dispose of or direct the disposition of. All percentages specified in this Item 5 are based on an aggregate of 99,560,575 shares of Common Stock outstanding as of April 20, 2026, as reported in the prospectus supplement filed by the Issuer with the SEC on April 22, 2026.

Reporting Person	Amount beneficially owned		Percent of class	Sole power to vote or to direct the vote	Shared power to vote or to direct the vote	Sole power to dispose or to direct the disposition	Shared power to dispose or to direct the disposition
Manjit Dale	56,576,003	(i)	56.8%	0	56,576,003	0	56,576,003
Gary Lindsay	56,576,003	(i)	56.8%	0	56,576,003	0	56,576,003
Thomas Mitchell	56,576,003	(i)	56.8%	0	56,576,003	0	56,576,003
TDR Capital LLP	56,576,003	(i)	56.8%	0	56,576,003	0	56,576,003
TDR Capital II Investments L.P.	56,576,003	(i)	56.8%	0	56,576,003	0	56,576,003
Sapphire Holding S.à r.l.	43,007,172		43.2%	0	43,007,172	0	43,007,172
Arrow Holdings S.à r.l.	43,007,172		43.2%	0	43,007,172	0	43,007,172
MFA Holding S.à r.l.	13,568,831		13.6%	0	13,568,831	0	13,568,831
MFA Limited Partnership SLP	13,568,831		13.6%	0	13,568,831	0	13,568,831
MFA Global S.à r.l.	13,568,831		13.6%	0	13,568,831	0	13,568,831

(i)	Includes (a) 13,568,831 shares of Common Stock held by MFA Global and (b) 43,007,172 shares of Common Stock held by Arrow Holdings.

Manjit Dale is a founding partner of TDR Capital. Gary Lindsay and Thomas Mitchell are the managing partners of TDR Capital. TDR Capital is the manager of TDR Capital II.

TDR Capital II, acting by TDR Capital, is the controlling shareholder of Sapphire Holding, which is the controlling shareholder of Arrow Holdings.

TDR Capital II, acting by TDR Capital, is the controlling shareholder of MFA Holding, which is the controlling shareholder of MFA SLP, which is the controlling shareholder of MFA Global.